EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-54497 on Form S-8, Registration Statement No. 33-54499 on Form S-8, Registration Statement No. 333-34631 on Form S-8, Registration Statement No. 333-75793 on Form S-8, Registration Statement No. 333-89471 on Form S-8, Registration Statement No. 333-36096 on Form S-8, Registration Statement No. 333-73408 on Form S-8, Registration Statement No. 333-97811 on Form S-8, Registration Statement No. 333-33230 on Form S-3/A, Registration Statement No. 333-55252 on Form S-3/A and Registration Statement No. 333-60434 on Form S-3/A, of our report dated February 19, 2003, appearing in and incorporated by reference in this Annual Report on Form 10-K of Lowe's Companies, Inc. for the year ended January 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

April 7, 2003